HARRIS ASSOCIATES L.P., HARRIS ASSOCIATES SECURITIES L.P. AND HARRIS ASSOCIATES
                                INVESTMENT TRUST

                 CODE OF ETHICS AND STATEMENT ON INSIDER TRADING
                            (AS AMENDED JUNE 9, 1998)


I.       DEFINITIONS

A. Firm or Harris. The term "Firm" or "Harris" shall include Harris Associates L.P. (HALP) and Harris Associates Securities L.P. (HASLP).

B. Trust. The term "Trust" shall mean Harris Associates Investment Trust (HAIT), including The Oakmark Fund, The Oakmark International Fund, The Oakmark Equity & Income Fund, The Oakmark International Small Cap Fund, The Oakmark Small Cap Fund and any other series of shares of beneficial interest of HAIT (the "Funds").

C. Employee. The term "Employee" shall include any person employed by the Firm, whether on a full or part-time basis and all partners, officers, shareholders and directors of the Firm.

D. Access Person. The term "Access Person" shall include any Employee of the Firm, who offices at the Firm's main office.

E. Person Subject to this Code. Each Employee is subject to this Code.

F. Security. Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, including any right to acquire such security, except that it shall not include securities which are direct obligations of the Government of the United States. 1

--------

     1 Sec. 2(a)(36) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

The Act of October 13, 1982, Sec. 5, Pub. Law 97-303, 96 Stat. 1409, amended Sec. 2(a)(36) by inserting after "mineral rights," the following: "any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency".


                                                             1

G. Beneficial Interest or Ownership. The term "Beneficial Interest or Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Firm Employee will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the Employee, the Employee's spouse, all members of the Employee's immediate family and adults sharing the same household with the Employee (other than mere roommates) and all minor children of the Employee and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions an Employee may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Firm's General Counsel.



II.       CODE OF ETHICS

A.       GENERAL STATEMENT

     Harris seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in mutual funds and clients with accounts advised by the Firm is something that is highly valued and must be protected. As a result, any activity which creates even the suspicion of misuse of material non-public information by the Firm or any of its Employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to any Firm client, or which creates any actual or potential conflict of interest between any Firm client and the Firm or any of its Employees or even the appearance of any conflict of interest must be avoided and is prohibited.

     Additionally, the federal securities laws require that an investment adviser maintain a record of every transaction in any security (except direct obligations of the United States) in which any Employee of the adviser who is an Access Person acquires any direct or indirect beneficial interest or ownership, except any transaction in an account in which the Employee has no direct or indirect control or influence.

     To attempt to ensure that each Employee satisfies this Code of Ethics and these record keeping obligations, the Firm has developed the following rules relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

B.       RESTRICTIONS ON EMPLOYEE TRADING

     No trading activity by an Employee in any security in which an Employee has any beneficial

                                                             2

interest or ownership which is also the subject of a client portfolio purchase or sale shall disadvantage or appear to disadvantage such client transaction. Further, the following specific restrictions apply to all trading activity for Employees who are Access Persons:

     i) Any transaction in a security in anticipation of client orders ("frontrunning") is prohibited,

     ii) Any transaction in a security which is the subject of a Firm recommendation is prohibited until the tenth business day following the dissemination of the recommendation, or any longer period specified in this Code of Ethics,

     iii) Any transaction in a security which the Employee who is an Access Person knows or has reason to believe is being purchased or sold or considered for purchase or sale2 by any investment company advised by the Firm is prohibited until the transaction by such investment company has been completed or consideration of such transaction is abandoned,3

     iv) Any same day transaction in a security in which any investment company advised by the Firm has a pending or actual transaction is prohibited. If an Employee who is an Access Person places a same day trade for such security prior to the investment company placing an order the Employee's order will be canceled,

     v) Any transaction in a security within two business days after any investment company advised by the Firm has traded in that security is prohibited,

     vi) Any transaction involving options relating to any security on the Firm's approved list or which are held by any investment company advised by the Firm is prohibited, and

     vii) Any acquisition of an equity security in an initial public offering is prohibited.

     Additionally, no Employee of the Firm shall knowingly sell to or purchase from the Funds or HAIT any security or other property except, in the case of the Funds, securities issued by the Funds.


     -------- 2 A security is "being considered for purchase or sale", the earlier of, when a recommendation to purchase or sell has been made and communicated or the security is placed on the research project list and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     3 Among the clients of the Firm are private investment partnerships (partnerships) in which various Employees of the Firm have equity interests. This trading prohibition shall not restrict purchases or sales for the accounts of such partnerships provided that the Trust and such accounts are treated fairly and equitably in connection with such purchases and sales.

                                                             3

C.       ADDITIONAL RESTRICTION ON FUND MANAGERS OF INVESTMENT COMPANY
         ACCOUNTS.

     Any Employee who is a fund manager of any investment company that is advised by the Firm is prohibited from buying or selling a security within fifteen calendar days before and after the investment company that he/she manages trades in that security. Any profits realized on trades within the proscribed periods shall be required to be disgorged.4

D.       PROCEDURES TO IMPLEMENT TRADING RESTRICTIONS AND REPORTING
         OBLIGATIONS.

     1) Trading through Harris' Trading Desk.

     All transactions in marketable securities (including options, but excluding governments, short term paper and open-end mutual funds) in which an Employee who is an Access Person has any beneficial interest or ownership or in any accounts in which an Employee who is an Access Person has discretion, other than fee paying accounts ("Access Person account"), must be processed through the Firm's trading desk.

     Transactions at other brokers or banks are not permitted except in unusual circumstances and then only after the Employee who is an Access Person has: (i) provided notice in writing to his/her Supervisor and the Compliance Department prior to opening or placing an initial order in an account with such other broker or bank, (ii) obtained the written approval of his/her Supervisor and the Compliance Department prior to opening or placing an initial order in such account, and (iii) provided such other broker or bank with a written notice of the Access Person's affiliation with Harris and request that copies of confirmations and statements be sent to the Firm's Compliance Department. A copy of such written notice and request should also be provided to his/her Supervisor and the Compliance Department.

     Even after an Employee who is an Access Person has obtained approval to execute transactions through another broker or bank, the Access Person must still present the Firm's trading desk with an order ticket for an order to be executed at the other broker or bank. In those exceptional situations in which it is inappropriate for the Firm's trading desk to place the order, the Access Person must promptly present the trading desk with a completed order ticket reflecting the details of the transaction and clearly indicating that the transaction has been completed.

         2)       Monitoring of Trades.

     Transactions for an account of an Employee who is an Access Person that are executed through the Firm's trading desk are to be monitored by the Trading Department and reviewed and approved by the Head of the Investment Advisory Department. These transactions are unsolicited brokerage

--------

     4Any  profits   disgorged  shall  be  given  to  a  tax  exempt  charitable organization of Harris' choosing.

                                                             4

transactions, should be so marked on the original order ticket and may not be executed if they are in conflict with discretionary orders. Should a conflict arise, sharing of executions may be approved by the Head of the Investment
Advisory Department, or in his/her absence, the Manager of the Trading Department. Employee accounts must be opened in the 40000 office range.

     Transactions at other brokers or banks, in addition to being placed through the trading desk, are to be monitored by the Compliance Department. To accomplish this, an Employee who is an Access Person shall submit to the Department within ten days after any transaction a report which includes the name of the security, date of the transaction, nature of the transaction (i.e. buy/sell), quantity, price, and broker or bank through which the transaction was effected. This requirement may be satisfied by having the broker or bank send the Firm duplicate copies of confirmations and statements. The Compliance Department will maintain copies of all such transaction reports.


         3)       Cancellation of Trades.

     Any transaction for an account of an Employee who is an Access Person is subject to cancellation or reversal if it is determined by either the Head of the Investment Advisory Department, the Manager of the Trading Department or the Compliance Department that the transaction is or was in conflict with or appeared to be in conflict with any client transaction, any of the above trading restrictions of this Code of Ethics and Statement on Insider Trading. Cancellations or reversals of transactions may be required after an extended period past the settlement date. The Manager of the Trading Department may also prevent the execution of orders for an Access Persons' account if it appears that the trade may have to be canceled or reversed.

     Client transactions include transactions for any investment company managed by the Firm, any other discretionary advisory clients or any other accounts managed or advised by Employees of the Firm for a fee.

     The determination that a transaction of an Employee who is an Access Person may conflict with a client transaction will be subjective and individualized and may include questions about timely and adequate dissemination of information, availability of bids and offers, as well as many other factors deemed pertinent for that transaction or series of transactions. It is possible that a cancellation or reversal of a transaction could be costly to an Access Person or his/her family. Therefore, great care is required to adhere to the Firm's trading restrictions and avoid conflicts or the appearance of conflicts.


     4) Participation in Dividend Reinvestment Plans and Systematic Purchase Plans.

     Employees who are Access Persons may purchase securities through dividend reinvestment plans or systematic purchase plans without processing such transactions through the Firm's trading desk. Purchases are permitted only after the Employee has: (i) provided notice in writing to his/her Supervisor and the Compliance Department prior to opening or placing an initial purchase, and (ii) obtained the

                                                             5

written approval of his/her Supervisor and the Compliance Department prior to opening or placing an initial purchase. Even after the Access Person has obtained approval to invest in such a plan, the Access Person must provide the Compliance Department with duplicate copies of statements within ten days after the end of each quarter. The Compliance Department will maintain copies of all such transaction reports.


         5)       Reporting All Other Securities Transactions.

     Because the obligations of an investment adviser to maintain records of Employee's personal securities transactions is broader than the type of transactions discussed above in this Section, all Employees have the following additional reporting obligations. Any securities transaction not required to be placed through the Firm's trading desk in which an Employee has any beneficial interest or ownership (such as, real estate or oil and gas limited partnership interests and other privately placed securities and mutual funds) must be reported to the Compliance Department. This report must be submitted within ten days after the end of each quarter and include: the title, price and amount of the security involved, the date and nature of the transaction (i.e. buy/sell) and the name of the broker or bank used, if any. This report may be in any form, including a copy of a confirmation or monthly statement. However, no report is necessary for any transaction in an account in which the Employee has no control or influence.

         6)       Initial and Annual Reporting Requirements.

     Each officer of HAI, non-independent trustee of the Trust, Harris portfolio manager, member of the Harris stock selection group, Harris financial analyst and Harris fund manager ("Reporting Person") shall initially disclose in writing to the Compliance Department within 15 business days of becoming a Reporting Person, and annually thereafter within 15 business days after each calendar year-end, the names of all securities beneficially owned by such Reporting Person as of the date of becoming a Reporting Person, or as of the preceding December 31 for year-end reporting, including but not limited to stocks and bonds(both domestic and foreign), mutual fund shares, options, limited partnership interests and private placement interests.


E.       CONFIDENTIALITY & OBLIGATIONS OF EMPLOYEES

     During the period of employment with the Firm an Employee will have access to certain "confidential information" concerning the Firm and its clients. This information is a valuable asset and the sole property of the Firm and may not be misappropriated and used outside of the Firm by an Employee or former Employee. "Confidential Information", defined as all information not publicly available about the business of the Firm, may include, but is not limited to, client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying clients, and the financial records of the Firm and/or its Employees. In order to protect the interests of the Firm, an

                                                             6

Employee or ex-Employee shall not, without the express written consent of the Firm's Chief Executive Officer, disclose directly or indirectly confidential information to anyone outside of the Firm. An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information confidential. Any questions concerning the confidentiality of information should be directed to the Chief Executive Officer or the General Counsel. An abuse of the Firm's policy of confidentiality could subject an Employee to immediate disciplinary action that may include dismissal from the Firm.

F.       OUTSIDE EMPLOYMENT, ASSOCIATIONS AND BUSINESS ACTIVITIES

         1) Outside Employment and Associations.

     It is Harris's policy not to permit Harris Employees who are Access Persons to hold outside positions of authority, including that of being an officer, partner, director or employee of another business entity (except in the case of entities managed by the Firm). Also, Harris requires that all Employees who are Access Persons make their positions with the Firm a full-time job. The approval of Harris, and in some cases the approval of the NASD, is required before any Employee who is an Access Person may hold any outside position for any business organization, regardless of whether such position is compensated or not. Any exception to this policy must be approved in writing by the Firm's Chief Executive Officer and a copy of such approval provided by the Access Person to the Compliance Department. Any change in the status of such approved position must also be immediately reported in writing to the Compliance Department and the Access Person's Supervisor. Any income or compensation received by an Access Person for serving in such position must be paid in full to the Firm. Under no circumstance may an Employee who is an Access Person represent or suggest that Harris has approved or recommended the business activities of the outside organization or any person associated with it.

         2) Outside Business Activities.

     To further avoid actual or potential conflicts of interest and to maintain impartial investment advice, and equally important, the appearance of impartial investment advice, each Employee who is an Access Person must disclose in writing to the Compliance Department any special relationships and/or investments or business activities that they or their families have which could influence the investment activities of the Firm. If an Employee has any questions about any activities and the need for disclosure, the Employee should be cautious and direct any questions to the Firm's General Counsel.


G.       PERSONAL INVESTMENTS WITH EXTERNAL MONEY MANAGERS.

     All investments in which an Employee who is an Access Person has any beneficial interest or ownership placed with external investment managers
(including interests in limited partnerships or trust vehicles, managed accounts, variable annuities or foreign entities) or in any account in which an Employee who is an Access Person has discretion must be approved in writing by the Compliance

                                                             7

Department and the Chief Executive Officer prior to the commitment of initial capital.

     The Compliance Department will maintain a list of investment managers used by Partnerships managed internally and a list of investment managers used by Access Persons.

     If an Employee who is an Access Person has been notified that an investment manager is used by the Partnerships' managed internally, an Access Person must notify the Compliance Department and the Head of the Multi-Manager Area of any material withdrawal of their investment with such investment manager at least two working days prior to an Access Person submitting any notice of such withdrawal, To avoid a conflict of interest or the appearance of any conflict, an Employee who is an Access Person should also note the reason for the withdrawal if it relates to the investment manager's performance, organization or perceived ability to execute their trading strategy.

III.     STATEMENT ON INSIDER TRADING

A.       BACKGROUND

     Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission (SEC) can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

     Regardless of whether a government inquiry occurs, Harris views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

     The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the below Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the General Counsel, or, in her absence, the Head of the Investment Research Department, the Head of the Investment Advisory Department or the Compliance Department. You also must notify the General Counsel, or, in her absence, the Head of the Investment Research Department, the Head of the Investment Advisory Department or the Compliance Department immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.


B.       POLICY STATEMENT ON INSIDER TRADING

     No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as mutual funds and private accounts managed by Harris), while in possession of material, nonpublic information; nor may such Harris personnel communicate material, nonpublic

                                                             8

information to others in violation of the law. This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Employees of Harris who are Access Persons (including their spouses, minor children and adult members of their households).

     The section below reviews principles important to this Policy Statement.

         1.       What is Material Information?

     Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel, or, in her absence, the Head of the Investment Research Department, the Head of the Investment Advisory Department or Compliance Department.

     Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

         2.       What is Nonpublic Information?

     Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

         3.       Identifying Inside Information

     Before executing any trade for yourself or others, including investment companies or private accounts managed by Harris, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

          i. Immediately alert the Trading Department to restrict trading in the security by placing the security on the restricted list maintained in the trading room. No reason or explanation should be given to the Trading Department for the restriction.

          ii. Report the information and proposed trade immediately to the General Counsel, the Head of Investment Research Department or the Head of the Investment Advisory Department.

          iii. Do not purchase or sell the  securities  on behalf of yourself or
               others,   including  investment  companies  or  private  accounts
               managed by Harris.

          iv. Do not communicate the information inside or outside Harris other than to the above individuals.

          v. After the above individuals have reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm should take.


         4.       Contacts with Public Companies

     For Harris, contacts with public companies represent an important part of our research efforts. Harris may make investment decisions on the basis of the Firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Harris Employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Harris must make a judgment as to its further conduct. To protect yourself, your clients and the Firm, you should contact the General Counsel, or in her absence, the Head of the Investment Research Department or the Head of Investment Advisory Department immediately if you believe that you may have received material, nonpublic information.

         5.       Tender Offers

     Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

                                                             9

C.       PROCEDURES TO IMPLEMENT THE POLICY STATEMENT
         ON INSIDER TRADING


         1.       Personal Securities Trading

     The restrictions on Employee trading and procedures to implement those restrictions and the Firm's reporting obligations, which are set forth in Sections II (B), (C), and (D) above, constitute the same procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the General Counsel.


         2.       Restrictions on Disclosures

     Harris Employees shall not disclose any nonpublic information (whether or not it is material) relating to Harris or its securities transactions to any person outside Harris (unless such disclosure has been authorized by Harris). Material, nonpublic information may not be communicated to anyone, including persons within Harris, except as provided in Section III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.


IV.      RETENTION OF RECORDS

     The Compliance Department or the Secretary of HAIT will maintain the records listed below for a period of five years. Such records shall be maintained at the Firm's principal place of business in an easily accessible place:

          (i)  a list of all persons subject to the Code during that period;

          (ii) receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

          (iii)a copy of each Code of Ethics that has been in effect at any time during the period; and

          (iv) a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period.


                                                            10

V.       ACKNOWLEDGMENT

     I have read and understand the Harris Code of Ethics and Statement on Insider Trading. I certify that I will comply in all respects with its terms and requirements. I understand that any violation of the Code and Statement may lead to sanctions, including letters of sanction, suspension, removal from office or termination of employment.


_________________________                              _________________
Signature                                               Date



__________________________
Name



                                                            11